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                                                                     Exhibit 5.2



                                                     October 13, 1999

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132

Ladies and Gentlemen:

         We have acted as special New York counsel to Royal Caribbean Cruises Ltd., a Liberian corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the "Registration Statement") being filed with respect to the contemplated issuance by the Company from time to time of up to $1,057,257,812 aggregate public offering price (or any such further aggregate public offering price as may be registered pursuant to Rule 462(b)) or the equivalent amount thereof in one or more foreign currencies, currency units or composite currencies of (i) senior debt securities (the "Debt Securities"), which may be issued pursuant to the Indenture dated as of July 15, 1994, as supplemented, between the Company and The Bank of New York, as Trustee (the "Indenture"); (ii) shares of preferred stock of the Company, par value $.01 per share; and (iii) shares of common stock of the Company, par value $.01 per share.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.


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Royal Caribbean Cruises Ltd.             2                     October 13, 1999




         On the basis of the foregoing, we are of the opinion that when the specific terms of a particular Debt Security have been duly authorized by the Board of Directors of the Company and established in accordance with the Indenture and such Debt Security has been duly executed, authenticated, issued for value and delivered in accordance with the Indenture, such Debt Security will be a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. To the extent that the foregoing opinion expresses conclusions as to matters of the laws of Liberia, we have, with your permission and without any independent investigation, relied on the opinion of Watson, Farley & Williams.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Validity of the Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,



                                                     DAVIS POLK & WARDWELL